SUBORDINATED PROMISSORY NOTE PAYOFF AGREEMENT

THIS PAYOFF AGREEMENT (the “Agreement”), dated effective as of the 21st day of April, 2008, by and among DECORIZE, INC. (“Borrower”) and JON T. BAKER (“Creditor”).

WHEREAS, on or about January 30, 2004, Borrower executed and delivered to Creditor a Subordinated Promissory Note (the “Note”) in the principal sum of Fifty-Six Thousand Four Hundred Fifty-One Dollars ($56,451.00);

WHEREAS, the Note matured on December 31, 2004 and, pursuant to the terms of the Note, the Company is indebted to the Creditor in the principal amount of $56,451.00 plus accrued unpaid interest (the “Outstanding Debt”);

WHEREAS, in connection with certain financing transactions and debt modifications now being contemplated by the Company, the Company has requested the Creditor to accept, and the Creditor has agreed to accept, the Payoff Consideration (as defined below) in full and complete satisfaction of the Outstanding Debt, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the payment of the Payoff Consideration, the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.
Payoff. On, or prior to, April 30, 2008 (the “Payment Date”), the Borrower shall pay Creditor Twenty Thousand Dollars ($20,000.00) (the “Payoff Consideration”) in full satisfaction of the Outstanding Debt.

2.
Note Termination. Upon delivery of the Payoff Consideration, the Creditor shall deliver to the Borrower the executed original Note (or, if not available, a lost note affidavit) and the Note shall be terminated effective as of the Payment Date, and the parties shall have no further obligations with respect to the Note or liabilities related thereto. Any further rights, interests or claims related to the Note are waived and released effective upon receipt by Creditor of the Payoff Consideration.

3.	Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Creditor that on and as of the date hereof:

a.
The Borrower has been duly incorporated and is validly existing and in good standing under the laws of Delaware, and has full power and authority to enter into and perform its obligations under this Agreement.

b.
The Borrower is not in violation of its certificate of incorporation or bylaws or in default under any agreement, indenture, document or instrument, the effect of which or default would have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

c.
No authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary on the part of the Borrower for the execution, delivery and performance of this Agreement, other than those consents, approvals or filings, if any, which have already been obtained.

4.	Representations and Warranties of the Creditor. The Creditor hereby represents and warrants to the Borrower as follows:

a.	The Creditor has full power and authority to enter into and perform its obligations under this Agreement.

b.	This Agreement has been duly authorized and validly executed by the Creditor. This Agreement constitutes a legal, valid, binding and enforceable agreement of the Creditor.

c.	The Creditor has not transferred the Note or any part of its interest in the Note, and the Creditor is the holder of the Note free and clear of all liens, pledges and security interests.

5.
Indemnification. The Borrower agrees to indemnify and hold harmless the Creditor from and against any and all actions, causes of action, suits, losses, liabilities and damages, and all expenses in connection therewith, as incurred, including without limitation, reasonable attorneys’ fees and disbursements, incurred in the investigation and defense of claims and actions, incurred by the Creditor as a result of any matter arising out of or relating to this Agreement. The Creditor agrees to indemnify and hold harmless the Borrower from and against any and all actions, causes of action, suits losses, liabilities and damages, and all expenses in connection therewith, as incurred, including without limitation, reasonable attorneys’ fees and disbursements, incurred in the investigation and defense of claims and actions incurred by the Borrower as a result of any matter arising out of or relating to this Agreement.

6.
Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7.	General Provisions.

a.
Headings. The heading, captions and arrangements used in this agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Agreement, nor effect the meaning hereof.

b.	Survival. All agreements, covenants, undertakings, representations and warranties made in this Agreement shall survive the execution hereof.

c.
Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of Missouri, and the substantive laws of such state shall govern the validity, construction, enforcement and interpretation of the Agreement.

d.
Attorney’s Fees and Costs. In the event that any dispute arises between the parties hereto relating to the interpretation, enforcement or performance of this Agreement, and such matter is referred to an attorney for resolution, the prevailing party shall be entitled to collect from the losing party any attorney’s fees together with any costs and expenses in the event of litigation.

e.	Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns.

8.
Final Agreement. By signing this document each party represents and agrees that: (a) this document represents the final agreement between the parties with respect to the subject matter hereof, (b) this document supersedes any term sheet or other written outline of the terms and conditions relating to the subject matter hereof, unless such term sheet or other written outline of terms and conditions expressly provides to the contrary, (c) there are no unwritten oral agreements between the parties, and (d) this document may not be contradicted by evidence of any prior, contemporaneous, or subsequent oral agreements or understandings of the parties.

This Agreement is executed as of the date stated at the beginning of this Agreement.

DECORIZE, INC.		JON T. BAKER
(“Borrower”)		(“Creditor”)

By:	/s/ Steve Crowder	By:	/s/ Jon T. Baker
Name: Steve Crowder		Name: Jon T. Baker
Title: President